Westbury Bancorp Reports Strong Loan Growth and Improved Profitability for First Quarter

West Bend, WI, January 30, 2015 (PR Newswire)- Westbury Bancorp, Inc. ( NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $447,000, or $0.10 per common share, for the three months ended December 31, 2014, compared to net income of $68,000, or $0.01 per common share, for the three months ended December 31, 2013, and $227,000, or $0.05 per common share, for the three months ended September 30, 2014.
Ray Lipman, Chairman and Chief Executive Officer, said, "Our strategic goals are to grow commercial and residential loans and related deposits, reduce non-performing assets, control operating expenses and increase fee income to continue to improve earnings. This quarter's earnings show that we are seeing continued progress toward this goal. We are confident that our current strategy will continue to provide revenue growth and enhance long term shareholder value."
Highlights for the quarter include:

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During the three months ended December 31, 2014, our net loan portfolio grew by $21.3 million, or 20.4% annualized growth. The portfolio growth consisted primarily of single family, multifamily and commercial real estate loans. Loan growth over the past year resulted in an increase in interest and dividend income of $354,000, or 7.9%, to $4.9 million for the three months ended December 31, 2014 compared to $4.5 million for the three months ended December 31, 2013.

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Our net interest margin was 3.43% for the three months ended December 31, 2014 compared to 3.49% for the three months ended December 31, 2013. The yield on interest-earning assets decreased by 9 basis points, primarily due to the loan growth experienced during the year, while the cost of funds decreased by 2 basis points.

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Our non-performing assets have been reduced to $3.5 million, or 0.60% of total assets, at December 31, 2014, compared to $3.8 million, or 0.67% of assets, at September 30, 2014 and $6.2 million, or 1.15% of assets, at December 31, 2013.

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Our classified assets have been reduced to $6.0 million, or 1.02% of total assets, at December 31, 2014, compared to $6.5 million, or 1.14% of total assets, at September 30, 2014, and $10.9 million, or 2.04% of total assets, at December 31, 2013.

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Annualized net charge-offs remained low at 0.19% of average loans for the three months ended December 31, 2014, compared to 0.17% of average loans for the three months ended September 30, 2014, and 0.79% of average loans for the three months ended December 31, 2013.

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Non-interest income was $1.7 million for the three months ended December 31, 2014 compared to $1.5 million for the three months ended September 30, 2014 and $1.8 million for the three months ended December 31, 2013. This is an increase of $200,000 over the quarter ended September 30 ,2014 and $77,000 over the prior year quarter after excluding the recovery of $161,000 in valuation reserve on originated mortgage servicing rights which was recorded in the three months ended December 31, 2013.

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Recurring non-interest expenses decreased $343,000, or 5.6%, to $5.1 million for the three months ended December 31, 2014, compared to $5.4 million for the three months ended September 30, 2014 and $5.6 million for the three months ended December 31, 2013. This was primarily the result of cost savings related to the branches we closed in 2014 and a reduction in FDIC insurance premiums.

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In August 2014, the Company completed a program to repurchase 250,000 shares of its stock and announced a program to repurchase up to an additional 250,000 shares of its stock. Through December 31, 2014, we purchased 76,357 shares under the second program at an average price of $15.09 per share. In total, under the two repurchase programs, we have repurchased 326,357 shares at an average price of $15.12 per share through December 31, 2014. We believe our common stock is an attractive value at current trading prices and that the deployment of a portion of the Company’s capital into this investment is warranted.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.
Westbury Bank is an independent community bank with over $590 million in assets. It is the largest bank, and only publicly traded bank, headquartered in Washington County. Westbury Bank serves communities in Washington and Waukesha Counties through its nine full service offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.
Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
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WEBSITE: www.westburybankwi.com
Contact:    Ray Lipman-Chairman and CEO
Kirk Emerich-Senior Vice President and CFO
262-334-5563

	At or For the Three Months Ended:
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Selected Financial Condition Data:
Total assets	$594,614	$568,695	$556,477	$547,494	$535,588
Loans receivable, net	438,172	416,874	380,795	356,880	346,411
Allowance for loan losses	4,224	4,072	4,039	3,898	3,743
Securities available for sale	83,180	90,346	100,203	96,407	108,915
Total liabilities	508,088	482,208	467,782	457,894	444,886
Deposits	472,688	454,928	448,977	451,378	438,625
Stockholders' equity	86,526	86,487	88,695	89,600	90,702

Asset Quality Ratios:
Non-performing assets to total assets	0.60%	0.67%	0.90%	1.01%	1.15%
Non-performing loans to total loans	0.27%	0.34%	0.52%	1.23%	1.41%
Total classified assets to total assets	1.02%	1.14%	1.86%	1.96%	2.04%
Allowance for loan losses to non-performing loans	349.96%	284.76%	202.05%	87.91%	75.56%
Allowance for loan losses to total loans	0.95%	0.97%	1.05%	1.08%	1.07%
Net charge-offs to average loans (annualized)	0.19%	0.17%	(0.16)%	0.05%	0.79%

Capital Ratios:
Average equity to average assets	15.01%	15.39%	16.15%	16.65%	16.62%
Equity to total assets at end of period	14.55%	15.21%	15.94%	16.37%	16.94%
Total capital to risk-weighted assets (Bank only)	15.81%	16.18%	17.20%	17.98%	18.98%
Tier 1 capital to risk-weighted assets (Bank only)	14.81%	15.17%	16.13%	16.88%	17.91%
Tier 1 capital to average assets (Bank only)	10.79%	11.13%	11.38%	11.52%	12.23%

	At or For the Three Months Ended:
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Selected Operating Data:
Interest and dividend income	$4,880	$4,822	$4,502	$4,472	$4,526
Interest expense	429	420	394	399	424
Net interest income	4,451	4,402	4,108	4,073	4,102
Provision for loan losses	350	200	—	200	150
Net interest income after provision for loan losses	4,101	4,202	4,108	3,873	3,952
Service fees on deposit accounts	1,156	1,089	1,069	966	1,065
Gain on sale of loans, net	69	47	103	17	47
Servicing fee income, net of amortization and impairment	37	47	34	71	247
Insurance and securities sales commissions	58	63	65	99	95
Rental income from real estate operations	128	150	154	157	160
Other non-interest income	226	151	87	117	144
Total non-interest income	1,674	1,547	1,512	1,427	1,758

Recurring non-interest expense	5,105	5,448	5,289	5,777	5,644
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	—	(7)	252	1,964	—
Branch realignment	—	—	46	573	—
Total non-interest expense	5,105	5,441	5,587	8,314	5,644
Income (loss) before income tax expense	670	308	33	(3,014)	66
Income tax expense (benefit)	223	81	(36)	(1,215)	(2)
Net income (loss)	$447	$227	$69	$(1,799)	$68

	At or For the Three Months Ended
	December 31, 2014	December 31, 2013
Selected Financial Performance Ratios:
Return on average assets	0.31%	0.05%
Return on average equity	2.05%	0.30%
Interest rate spread	3.40%	3.47%
Net interest margin	3.43%	3.49%
Non-interest expense to average total assets	3.52%	4.12%
Average interest-earning assets to average interest-bearing liabilities	107.32%	105.19%

Per Share Data:
Net income per common share	$0.10	$0.01
Average shares outstanding	4,459,616	4,749,422
Book value per share - excluding unallocated ESOP shares	$18.61	$19.09
Book value per share - including unallocated ESOP shares	$17.24	$17.64
Closing market price	$16.40	$13.95
Price to book ratio - excluding unallocated ESOP shares	88.12%	73.07%
Price to book ratio - including unallocated ESOP shares	95.13%	79.08%

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